Exhibit 99.1
FOR IMMEDIATE RELEASE
WESTWOOD ONE, INC.
REPORTS RESULTS FOR
THE FULL YEAR AND FOURTH QUARTER 2009
2009 — Revenue — $340.3 Million, Adjusted EBITDA — $10.4 Million
New York, NY — March 30, 2010 — Westwood One, Inc. (NASDAQ: WWON), a leading independent provider of network radio content and traffic information to the radio, television and on-line sectors, today reported operating results for the full year and fourth quarter ended December 31, 2009.
“Westwood One achieved significant milestones in its turnaround at the end of 2009 and is well positioned to participate in the economic recovery that has begun in the radio industry,” said Rod Sherwood, President. “In the fourth quarter of 2009, our revenue performance improved, and our earnings (on an Adjusted EBITDA basis) were up compared to the fourth quarter of 2008, reflecting both improvements in advertising spending, and the results of our cost reduction program.”
“Our focus was to realign our capital structure, reduce our operating costs by approximately $60 million on an annualized basis over the course of the turnaround, and invest in areas with the most potential to grow revenue in 2010 and beyond. To that end, we invested in new programming, added to our sales force in both Network Radio and Metro Traffic, upgraded our systems infrastructure, and developed new revenue initiatives. We ended the year with positive momentum that has continued in the first quarter of 2010.”
In addition to the above, on March 30, 2010, we were able to reach an agreement with our lenders to modify our debt covenants for 2010 and 2011, beginning with the quarter ending March 31, 2010. These new covenant levels will provide us with a significant increase in our operational and financial flexibility and reduce financial risk. These amendments will allow us to continue to focus on our revenue initiatives and enacting our plans to continue investing in our infrastructure and the key drivers of our business on a broader basis.
The linchpin of the Company’s strategy was to continue investing in our product to offer the best radio programming to our affiliates and advertisers. The Company’s sports, entertainment and news programs continue to attract enthusiastic audiences to radio stations across the country.
Sports programming was especially strong in the fourth quarter. As the exclusive network radio partner of the NFL Prime-Time package, Westwood One broadcast the most pro-football games and the best match-ups throughout the entire NFL regular and post-season.
In entertainment programming, The Billy Bush Show expanded to CHR audiences nationwide. Hosted by Access Hollywood’s Billy Bush, the evening talk and music show focuses on the top entertainment stories and personalities with celebrity guests, listener calls and web presence tailored for CHR stations and listeners.

In news, Westwood One and CNNRadio announced a multi-year renewal agreement to continue syndication of the CNNRadio Network, which is the most widely distributed news radio network in North America. CNNRadio is heard in all 50 of the top 50 U.S markets.
In November, Westwood One added Peter Greenberg WorldWide to its top radio programming. Peter Greenberg, the travel editor for CBS news, is a widely published travel author and is recognized as the foremost front-line travel news journalist in the business. His program originates from a different location around the globe each weekend.
Our investment in new programming is continuing. Recently, Westwood One announced dynamic new programming in conjunction with our partners at Harpo Radio. Westwood One will soon feature The Gayle King Show, a two-hour, daily radio talk program hosted by acclaimed newscaster and television personality Gayle King, and Night and Gayle, a new, five-hour daily weeknight entertainment program featuring music, guests and topical conversation. Westwood One will also present a daily feature from Dr. Mehmet Oz, host of daytime television’s newest hit, The Dr. Oz Show.
Westwood One continues to look for strategic alliances and partnerships to complement the business. In December 2009, Westwood One acquired Jaytu (d/b/a Sigalert) to enhance the traffic business across radio, television and digital by providing the best-in-class traffic product in the country. Metro Television will deliver to its affiliates a three-screen solution for delivering the same high-quality traffic information on a seamless basis to audiences on television, the internet, and mobile devices. Westwood One plans to deploy a SigAlert traffic product in major metropolitan areas throughout the U.S. in 2010.
Westwood One also formed a multi-year partnership with Litton News Source, an independent producer and syndicator of local and national television news content and other programming. Our affiliate sales partnership with Litton supports our strategy to increase the number of TV affiliates for Metro Television. In addition, Metro Television Traffic Reports will become a part of Litton’s nationally distributed content, which includes top names such as Consumer Reports and Good Housekeeping.
Three Months Ended December 31, 2009
Revenue for the three months ended December 31, 2009 decreased $8.8 million, or 8.7%, to $92.3 million from $101.1 million in the same period of 2008. This decrease was lower than revenue decreases in the first three quarters of 2009, and reflects a cautious return to advertiser spending in the face of continued uncertainty in the fourth quarter marketplace. Network Radio revenue decreased to $52.1 million, compared to $55 million for 2008, a 5.3% decline. This decline is consistent with reported network radio industry trends for the fourth quarter. Metro Traffic revenue decreased to $40.3 million, a decline of 12.6%, from $46.1 million in 2008. The 2009 decrease reflects continued weakness in the local advertising marketplace.
The operating loss in the fourth quarter of 2009, was $9.6 million compared with an operating loss of $7.8 million in 2008 (absent goodwill impairment charges of approximately $224.1 million in 2008), or an increase in operating loss of $1.8 million. The increase in operating loss reflects higher depreciation and amortization expenses, partially offset by lower restructuring and special charges, all of which did not impact Adjusted EBITDA.

Adjusted EBITDA(1) for the fourth quarter of 2009 was $6.1 million compared with $5.8 million in the fourth quarter of 2008. The increase was due to the results of the cost reduction programs, partially offset by lower revenue.
Interest expense in the fourth quarter of 2009 increased $2.1 million, or 67.7%, to $5.2 million from $3.1 million in the fourth quarter of 2008. This reflects the higher average interest rates on our outstanding debt, which resulted from our refinancing that closed on April 23, 2009.
The Company’s tax benefit decreased $1.9 million to $10.8 million in the fourth quarter of 2009 compared to $12.7 million in 2008 due to a lower pre-tax loss in the fourth quarter of 2009 as compared to the fourth quarter of 2008.
For the fourth quarter of 2009, net loss was $3.9 million, or $0.19 per diluted share, compared with a net loss in the fourth quarter of 2008 of $222.5 million, which included an impairment charge of $224.1 million, or $3.16 per diluted share. Per share amounts reflect the effect of the 200:1 reverse stock split of our common stock completed on August 3, 2009.
Free cash flow(2) in the fourth quarter of 2009 decreased approximately $5.8 million to $8.9 million, or $0.44 per diluted share, from $14.7 million, or $30.12 per diluted share, in 2008. This was primarily due to the increase in interest expense, capital expenditures and lower income tax benefits. All per share amounts reflect the effect of the 200:1 reverse stock split of our common stock completed on August 3, 2009.
Full Year Ended December 31, 2009
As a result of the refinancing, we followed the acquisition method of accounting, as described by Accounting Standards Codification 805, and applied the SEC rules and guidance regarding “push down” accounting treatment. Accordingly, our consolidated financial statements and transactional records prior to the closing of the refinancing reflect the historical accounting basis in our assets and liabilities and are labeled predecessor company, while such records subsequent to the refinancing are labeled successor company and reflect the push down basis of accounting for the new fair values in our financial statements. This is presented in our consolidated financial statements by a vertical black line division which appears between the columns entitled predecessor company and successor company on the statements and relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the refinancing are not comparable. For management purposes, we continue to measure our performance against comparable prior periods.
For purposes of presenting a comparison of our 2009 results to prior periods, we have presented our 2009 results as the mathematical addition of the predecessor company and successor company periods in a Combined Statement of Operations(3). We believe that this presentation provides the most meaningful information about our results of operations. This approach is not consistent with GAAP, may yield results that are not comparable on a period-to-period basis, and may not reflect the actual results we would have achieved.
For the year ended December 31, 2009, total revenue decreased $64.1 million, or 15.8%, from $404.4 million in 2008 to $340.3 million in 2009. This decrease reflects the negative impact of the economic downturn on advertising spending in both the network and local marketplaces during 2009. The Radio Advertising Bureau reported that overall industry revenue for 2009 declined 18%. Network Radio revenue was $183.8 million in 2009 compared to $209.5 million in 2008, a decrease of $25.7 million, or 12.3%. This decrease reflects the general decline in advertising spending during 2009. Metro Traffic revenue was $156.5 million compared to $194.9 million, a decrease of $38.4 million or 19.7%. This decrease was primarily attributable to Metro Traffic’s radio revenue, which reflects weakness in the local radio advertising marketplace, and was partially offset by an increase in Metro Television revenue. The decline in local radio advertising reported by the Radio Advertising Bureau and other industry sources (Kantar Media) for 2009 was 20%.
Operating costs decreased $35.4 million, or 9.8%, to $325.1 million in 2009 from $360.5 million in 2008. The decrease reflects the savings from the 2009 Metro Traffic re-engineering program and other cost savings initiatives, which began in the last half of 2008 and continued through 2009, and which were partially offset by increases in program and operating costs, primarily due to TV inventory purchases, and other investments in the business. Payroll and payroll related costs declined $18.5 million, or 18.3%, as a result of the personnel and salary reductions and furlough program. Programming and production costs decreased by $20.2 million from $98.6 million to $78.4 million due to lower talent fees as well as reduced revenue sharing expense as a result of our lower revenue. Program and operating costs increased to $25.1 million from $15.8 million, reflecting increased purchases of television and other inventory, and expenses related to our License Agreement with TrafficLand. Station compensation expense decreased by $4.7 million, primarily due to the renegotiation and cancellation of certain affiliate arrangements. Other operating expenses declined from $65.6 million to $64.2 million, reflecting the benefit of the Metro Traffic re-engineering program, primarily related to facilities, aviation, communication and other costs, partially offset by a $1.7 million asset write-off.
The operating loss in 2009 was $97.6 million, compared with an operating loss of $438.0 million in 2008. The decreased operating loss is primarily due to the lower non-cash goodwill impairment charges in 2009 of $50.5 million compared to $430.1 million in 2008.
Adjusted EBITDA(1) for 2009 is $10.4 million compared with $39.2 million for the full year 2008, a decrease of $28.8 million or 73.5%. This decrease is mainly attributable to the decline in revenue, partially offset by the expense reductions from the Metro Traffic re-engineering program and other cost savings initiatives. Adjusted EBITDA for the last three quarters of 2009 was $17.3 million.
Interest expense increased $1.3 million, or 7.8%, to $18.0 million for the twelve months ended December 31, 2009 from $16.7 million in the comparable period of 2008. This reflects the higher average interest rates on our outstanding debt, which resulted from our refinancing that closed on April 23, 2009. As a result of such refinancing, our then outstanding debt levels declined from approximately $246.0 million to $137.5 million; however, the interest rate on our Senior Notes increased to 15%. The increase was partially offset by a one-time reversal of interest expense of $0.8 million.
Income tax benefit in 2009 increased $17.9 million, or 121%, to $32.7 million from $14.8 million in 2008, primarily due to the operating loss and from higher deductible expenses in 2009.
Net loss for 2009, including an impairment charge of $50.5 million, was $82.6 million, or $9.45 per diluted share, compared with a net loss in 2008 of $427.6 million which included an impairment charge of $430.1 million, or $878.73 per diluted share. Per share amounts reflect the effect of the 200:1 reverse stock split of our common stock completed on August 3, 2009.

Free cash flow(2) in 2009 decreased approximately $25.0 million to $19.1 million, or $2.20 per diluted share, compared with $44.1 million, or $89.82 per diluted share in 2008. This was primarily due to the increase in operating loss excluding non-cash goodwill impairment charges, depreciation and amortization, special charges and restructuring of $24.3 million.
Outlook for 2010
We are cautiously optimistic regarding trends in the advertising marketplace during 2010. Industry analysts are forecasting that radio advertising revenue may rise between 1.5% (BIA/Kelsey) and 2.2% (Barclays Capital). We are seeing a more significant improvement in advertising spending reflected in our bookings to date in the first quarter of 2010, and these increases are in a range of advertising categories.
While revenue gains will likely improve our operating leverage somewhat, we will continue to make targeted investments in the business to enhance our competitive position in 2010 and beyond. These investments could include developing new programming, partnering with third-party content providers to represent their business, further expanding the advertising and affiliate salesforces in Network Radio and Metro Traffic, investing in our digital business, expanding the SigAlert product nationally, making continued investments in infrastructure improvements, and expanding our content and distribution in the television business.
We continue to seek opportunities to complement our organic growth strategy with strategic partnerships such as TrafficLand and Litton News Source and select business development activity, as we did with SigAlert.
About Westwood One
Westwood One, Inc. (NASDAQ: WWON) is one of the nation’s largest providers of network radio programming and one of the largest domestic outsourced providers of traffic information in the U.S. Westwood One serves approximately 5,000 radio and 170 television stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Traffic business, Westwood One provides traffic reporting and local news, sports and weather to approximately 2,200 radio and 170 television stations. Westwood One also provides digital and other cross-platform delivery of its Network and Metro Traffic content to over 700 radio, television and newspaper affiliates.
Footnotes to Press Release

[1]
Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net cash provided by (used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net cash provided by (used in) operating activities adjusted to exclude the following interest expense, income tax expense (benefit), restructuring and special charges, other non-operating income, amortization of deferred financing costs and changes in assets and liabilities including deferred tax assets and liabilities.

Adjusted EBITDA is used by the Company to calculate its compliance with its debt covenants under the terms of its senior notes and senior credit facility. The Company believes this measure is relevant and useful for investors because it allows investors to view performance in the same manner as the Company’s lenders (who also own approximately 23.0% of the Company’s equity as a result of the refinancing, excluding Gores).

Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, consolidated statements of operations and cash flow data prepared in accordance with GAAP. Adjusted EBITDA as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. The Company uses Adjusted EBITDA as a liquidity measure, which is different from operating cash flow, the most directly comparable GAAP financial measure calculated and prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

[2]
Free cash flow is a non-GAAP financial measure that is reconciled to net income (loss), its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined by the Company as net income (loss), plus non-cash items, specifically depreciation and amortization, stock-based compensation, goodwill impairment and amortization of deferred financing costs, and cash items including restructuring and special charges, less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per fully diluted weighted average common shares outstanding is defined by the Company as free cash flow divided by the fully diluted weighted average common shares outstanding.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. In arriving at free cash flow, the Company adjusts net cash provided by operating activities to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts net cash provided by operating activities (the most directly comparable GAAP financial measure) for capital expenditures, special charges, and deferred taxes, in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected.

[3]
The Combined Statement of Operations is a non-GAAP financial measure. For purposes of presenting a comparison of our 2009 results to prior periods, we have presented our 2009 results as the mathematical addition of the predecessor company and successor company periods, in the accompanying financial tables. We believe that this presentation provides the most meaningful information about our results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results we would have achieved.

Forward-Looking Statements
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S. (which have constrained consumer spending and affected advertising revenue and rates), and in other countries in which Westwood One currently does business (both generally and relative to the broadcasting industry); continued declines in our operating income; our ability to achieve our financial forecast; the availability of additional financing; changes to our CBS arrangement; further impairment charges; Gores’ influence over our corporate actions; the increased proliferation of free traffic content; our future cash flow from operations and access to additional financing; advertiser spending patterns, including the notion that orders are being placed in close proximity to air, limiting visibility of demand; changes in the level of competition for advertising dollars; technological changes and innovations; fluctuations in programming costs; acceptance of our content; shifts in population and other demographics; changes in labor conditions; and changes in governmental regulations and policies and actions of federal and state regulatory bodies. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ending December 31, 2009. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

WESTWOOD ONE, INC
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share amounts)

	Successor Company		Predecessor Company
	Three Months	For the Period	Three Months	For the Period
	Ended	April 24, 2009 to	Ended	January 1, 2009	Year Ended December 31,
	December 31, 2009	December 31, 2009	December 31, 2008	to April 23, 2009	2008	2007
	(Unaudited)		(Unaudited)

Revenue	$92,342	$228,860	$101,118	$111,474	$404,416	$451,384

Operating costs	86,482	213,521	94,710	111,580	360,492	350,440
Depreciation and amortization	7,564	21,473	2,289	2,585	11,052	19,840
Corporate general and administrative expenses	2,346	7,683	4,932	4,248	13,442	13,171
Goodwill and intangible impairment	—	50,501	224,073	—	430,126	—
Restructuring charges	1,150	3,976	3,502	3,976	14,100	—
Special charges	4,366	5,554	3,489	12,819	13,245	4,626

	101,908	302,708	332,995	135,208	842,457	388,077

Operating (loss) income	(9,566)	(73,848)	(231,877)	(23,734)	(438,041)	63,307

Interest expense	5,164	14,782	3,142	3,222	16,651	23,626
Other expense (income)	(71)	(5)	169	(359)	(12,369)	(411)

(Loss) income before income tax	(14,659)	(88,625)	(235,188)	(26,597)	(442,323)	40,092
Income tax (benefit) expense	(10,794)	(25,025)	(12,716)	(7,635)	(14,760)	15,724

Net (loss) income	$(3,865)	$(63,600)	$(222,472)	$(18,962)	$(427,563)	$24,368

Net (loss) income attributable to common shareholders	$(3,865)	$(145,148)	$(223,924)	$(22,038)	$(430,644)	$24,363

(Loss) earnings per share
Common Stock
Basic	$(0.19)	$(11.75)	$(443.41)	$(43.64)	$(878.73)	$56.59

Diluted	$(0.19)	$(11.75)	$(443.41)	$(43.64)	$(878.73)	$56.38

Class B stock
Basic	$—	$—	$—	$—	$—	$3.20

Diluted	$—	$—	$—	$—	$—	$3.20

Weighted average shares outstanding:
Common Stock
Basic	20,314	12,351	505	505	490	431

Diluted	20,314	12,351	505	505	490	432

Class B stock
Basic	—	—	1	1	1	1

Diluted	—	—	1	1	1	1

WESTWOOD ONE, INC
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	Successor Company	Predecessor Company
	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$4,824	$6,437
Accounts receivable, net of allowance for doubtful accounts	87,568	94,273
Income tax receivable	12,355	—
Prepaid and other assets	20,994	18,758

Total current assets	125,741	119,468

Property and equipment, net	36,265	30,417
Intangible assets, net	103,400	2,660
Goodwill	38,917	33,988
Deferred tax asset	—	14,220
Other assets	2,995	4,335

TOTAL ASSETS	$307,318	$205,088

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$40,164	$27,807
Amounts payable to related parties	129	22,680
Deferred revenue	3,682	2,397
Accrued expenses and other liabilities	28,864	25,565
Current maturity of long-term debt	13,500	249,053

Total current liabilities	86,339	327,502

Long-term debt	122,262	—
Deferred tax liability	50,932	—
Due to Gores	11,165	—
Other liabilities	18,636	6,993

TOTAL LIABILITIES	289,334	334,495

Commitments and Contingencies
Redeemable preferred stock: $.01 par value, authorized: 10,000 shares; issued and outstanding: 75 shares of Series A Convertible Preferred Stock; liquidation preference $1,000 per share, plus accumulated dividends	—	73,738

TOTAL PREFERRED STOCK

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $.01 par value: authorized: 5,000,000 shares (2009) and 300,000 (2008) issued and outstanding: 20,544 (2009) and 101,253 (2008)	205	1,013
Class B stock, $.01 par value: authorized: 3,000 shares; issued and outstanding: 0 (2009) and 292 (2008)	—	3
Additional paid-in capital	81,268	293,120
Net unrealized gain	111	267
Accumulated deficit	(63,600)	(497,548)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	17,984	(203,145)

TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$307,318	$205,088

WESTWOOD ONE, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per share amounts)

	Successor Company	Predecessor Company
	For the	For the
	Period	Period
	April 24, 2009 to	January 1, 2009	Year Ended December 31,
	December 31, 2009	to April 23, 2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(63,600)	$(18,962)	$(427,563)	$24,368
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	21,473	2,585	11,052	19,840
Goodwill and intangible impairment	50,501	—	430,126	—
Loss on disposal of property and equipment	—	188	1,257	—
Deferred taxes	(26,908)	(6,873)	(13,907)	(6,480)
Non-cash stock compensation	3,310	2,110	5,443	9,606
Gain on sale of marketable securities	—	—	(12,420)	—
Amortization of deferred financing costs	—	331	1,674	481

	(15,224)	(20,621)	(4,338)	47,815

Changes in assets and liabilities, net of effect of business combination:
(Increase) decrease in accounts receivable	(3,608)	10,313	13,998	7,234
(Increase) decrease in prepaid and other assets	(672)	3,187	(2,515)	(990)
Increase (decrease) in deferred revenue	749	536	(3,418)	(2,335)
Increase (decrease) in income taxes payable	180	28	(7,246)	1,097
Increase (decrease) in accounts payable, accrued expenses and other liabilities	285	2,861	13,736	(29,435)
(Decrease) increase in amounts payable to related parties	(5,852)	2,919	(8,179)	4,515

Net cash (used in ) provided by operating activities	(24,142)	(777)	2,038	27,901

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,184)	(1,384)	(7,313)	(5,849)
Acquisition of business	(1,250)	—	—	—
Proceeds from sale of marketable securities	—	—	12,741	—

Net cash (used in) provided by investing activities	(6,434)	(1,384)	5,428	(5,849)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	20,000	—	—	—
Proceeds from Senior Credit Facility	16,000	—	—	—
Repayment of Senior Credit Facility	(11,000)	—	—	—
Issuance of Series A Convertible Preferred Stock and warrants	25,000	—	—	—
Debt repayments	(25,000)	—	—	—
Proceeds from building financing	6,998	—	—	—
Payments of capital lease obligations	(603)	(271)	(104,737)	(25,730)
Deferred financing costs	—	—	(1,556)	—
Issuance of Series A Convertible Preferred Stock and warrants	—	—	74,168	—
Issuance of common stock	—	—	22,760	—
Termination of interest swap agreements	—	—	2,150	—
Dividend payments	—	—	—	(1,663)

Net cash provided by (used in) financing activities	31,395	(271)	(7,216)	(27,393)

Net increase (decrease) in cash and cash equivalents	819	(2,432)	250	(5,341)
Cash and cash equivalents at beginning of period	4,005	6,437	6,187	11,528

Cash and cash equivalents at end of period	$4,824	$4,005	$6,437	$6,187

Adjusted EBITDA Calculation

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollar and share amounts in millions)	2009	2008	2009	2008
Net cash (used) in provided by operating activities	$(7.6)	$(7.2)	$(24.9)	$2.0
Interest expense	5.2	3.2	18.0	16.7
Income tax (benefit) expense	(10.9)	(12.8)	(32.7)	(14.8)
Restructuring and special charges (a)	7.2	10.2	28.0	30.6
Other non-operating income	0.2	(1.1)	(0.4)	(1.1)
Deferred taxes	11.1	3.8	33.8	13.9
Amortization of deferred financing costs	—	(0.4)	(0.3)	(1.7)
Change in assets and liabilities	0.9	10.1	(11.1)	(6.4)

Adjusted EBITDA	$6.1	$5.8	$10.4	$39.2

(a)	Includes $1.7 million and $3.3 million of special charges classified as operating costs in the Statement of Operations for the 2009 and 2008 periods, respectively

Free Cash Flow calculation

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollar and share amounts in millions)	2009	2008	2009	2008

Net income (loss)	$(3.9)	$(222.5)	$(82.6)	$(427.6)
Plus (Minus):
Depreciation and amortization	7.6	2.3	24.1	11.1
Goodwill and intangible impairment,
restructuring and special charges	7.2 (a)	234.4 (b)	78.5 (c)	460.8 (d)
Stock-based compensation	0.9	1.2	5.4	5.4
Amortization of deferred financing cost	—	0.4	0.3	1.7
(Less) Capital expenditures	(2.9)	(1.1)	(6.6)	(7.3)

Free Cash Flow	$8.9	$14.7	$19.1	$44.1

Diluted weighted-average shares outstanding (e)	20.3	0.5	8.7	0.5

Free Cash Flow per Share	$0.44	$30.12	$2.20	$89.82

(a)	Includes $1.7 million of special charges classified as operating costs in the Statement of Operations

(b)	Includes $224.1 million of goodwill impairment charges and $3.3 million of special charges classified as operating costs in the Statement of Operations

(c)	Includes $50.5 million of goodwill and intangible impairment charges and $1.7 million of special charges classified as operating costs in the Statement of Operations

(d)	Includes $430.1 million of goodwill impairment charges and $3.3 million of special charges classified as operating costs in the Statement of Operations

(e)	Includes the effect of a 200:1 reverse stock split of our common stock, completed on August 3, 2009.

WESTWOOD ONE, INC
COMBINED STATEMENT OF OPERATIONS
(In thousands)

	Successor Company	Predecessor Company
	For the Period	For the Period	Combined Total
	April 24, 2009 to	January 1, 2009 to	For the year ended
	December 31, 2009	April 23, 2009	December 31, 2009
Revenue	$228,860	$111,474	$340,334

Operating costs	213,521	111,580	325,101
Depreciation and amortization	21,473	2,585	24,058
Corporate general and administrative expenses	7,683	4,248	11,931
Goodwill and intangible impairment	50,501	—	50,501
Restructuring charges	3,976	3,976	7,952
Special charges	5,554	12,819	18,373

Total operating costs	302,708	135,208	437,916

Operating loss	(73,848)	(23,734)	(97,582)

Interest expense	14,782	3,222	18,004
Other income, net	(5)	(359)	(364)

Loss before income tax	(88,625)	(26,597)	(115,222)
Income tax benefit	(25,025)	(7,635)	(32,660)

Net loss	$(63,600)	$(18,962)	$(82,562)